Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Pembroke, Bermuda, September 20, 2012 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced changes to its Board of Directors.

The Board appointed Jane Boisseau as a member of the Board, effective December 2012. Ms. Boisseau is a former co-chair of the Insurance Regulatory Department of the law firm Dewey & LeBoeuf LLP, with substantial experience in a variety of insurance regulatory and transactional matters. She began practicing law in 1985 at LeBoeuf, Lamb, Leiby & MacRae, the predecessor firm to Dewey & LeBoeuf. Ms. Boisseau holds a law degree from the New York University School of Law.

In addition, John Charman resigned as a member of the Board of Directors of the Company, effective immediately.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2012 of $5.7 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

# # #

1